Exhibit 10.49

Secured Promissory Note

THE NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE ACT, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE WITH RESPECT TO ANY PROPOSED SALE OR TRANSFER.

PAYMENT WITH RESPECT TO THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT FOR THE BENEFIT OF WELLS FARGO BUSINESS CREDIT, INC., DATED AS OF APRIL 14, 2003 (THE “SUBORDINATION AGREEMENT”).  THE OBLIGOR WILL PROVIDE A COPY OF THE SUBORDINATION AGREEMENT ON THE REQUEST OF THE HOLDER OF THIS NOTE.

$100,000	Irvine, California
April 14, 2004

FOR VALUE RECEIVED, NATURADE, INC., a Delaware corporation (“Obligor”), hereby promises to pay to the order of Health Holdings & Botanicals, LLC, a California limited liability company (“Payee”), in lawful money of the United States at the address of Payee set forth below, the amount of $100,000, together with interest on the unpaid principal amount hereof.

Capitalized terms not otherwise defined in this Note shall have the meanings assigned to them in the Loan Agreement (as defined below).

Interest shall be paid in arrears on the last Business Day of each calendar quarter beginning after the date hereof, until the principal amount shall be paid in full, at the rate of fifteen percent (15.00%) per annum, provided, however that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to seventeen percent (17%) per annum.  Accrued and unpaid interest shall compound quarterly at the rate of fifteen percent (15%) per annum from the date first due.

The principal amount and any accrued and unpaid interest shall be due and payable in full on December 31, 2004, by electronic wire transfer of immediately available funds or by mail to the address of the registered holder of this Note in lawful money of the United States.

Borrower shall make each payment hereunder not later than 11:00 a.m. (San Francisco time) on the day when due in United States dollars to each Lender at its address provided in Schedule I to the Loan Agreement in same day funds.

All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

This Note may be prepaid, in whole or in part, upon at least thirty calendar days’ notice to Payee, as further provided in the Loan Agreement.  Payments by Obligor shall be applied first to any and all accrued interest through the payment date and second to the principal remaining due hereunder.  Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to Obligor for cancellation.

This Note is issued pursuant to and entitled to the benefits of the Loan Agreement and related agreements by and between Obligor and Payee dated April 13, 2003 (“Loan Agreement”), and reference thereto is hereby made for a more complete statement of the terms under which the loan evidenced hereby is to be repaid, including the fact that the obligations under this Note are subject to acceleration.  This Note is secured by certain collateral, more specifically described in the Loan Agreement.

Obligor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor.  No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note.  This Note is being delivered in the State of California.  This Note shall be governed in all respects by the laws of the State of California as it applies to contracts between California residents, which are made and to be performed in California.

If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable herein, reasonable attorneys’ fees and costs incurred by Payee.

The Obligor and the Payee intend to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under this Note, then it is the Obligor’s and the Payee’s express intention that the Obligor not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this paragraph shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by the Payee to the Obligor), and the provisions hereof shall be immediately reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.  Any such crediting or refund shall not cure or waive any default by the Obligor under this Note.  The term “applicable law” as used in this Note shall mean the laws of the State of California or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

No modification, amendment or waiver of any provision of this Note shall be effective unless approved in a writing specifically referring to this Note and signed by Borrower and by Collateral Agent on behalf of Payee.

Each notice or other communication required or permitted hereunder (except payment) shall be in writing and shall be deemed given or made (a) on the day delivered if delivered in person to the party to whom it is directed, or by overnight courier, (b) on the day delivery is confirmed by the recipient’s signature if deposited in the United States Mail, certified, return receipt requested, (c) on the day confirmed by the receiving facsimile machine if sent by facsimile during regular business hours, in each case addressed to the party to whom it is directed at the address set forth in the Loan Agreement.  Either party may, by notice given at any time or from time to time, require that subsequent notices be given at a different address.  Any payment shall be deemed made upon receipt by Payee.

The next page is the signature page.

IN WITNESS WHEREOF, Obligor has caused this Secured Promissory Note to be executed and delivered by its duly authorized officer as of the date and at the place first written above.

OBLIGOR:	NATURADE, INC.,
a Delaware corporation

/s/ Stephen M. Kasprisin
Stephen M. Kasprisin
Chief Financial Officer